CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated July 29, 2024, relating to the financial statements and financial highlights of Reinhart Mid Cap PMV Fund, Reinhart Genesis PMV Fund, and Reinhart International PMV Fund, each a series of Managed Portfolio Series, for the year ended May 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Service Providers” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin September 25, 2024